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                           September 27, 2023

       David Koos
       Chief Executive Officer
       Regen BioPharma Inc.
       4700 Spring Street, Suite 304
       La Mesa, CA 91942

                                                        Re: Regen BioPharma
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed September 25,
2023
                                                            File No. 333-274675

       Dear David Koos:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Dillon
Hagius at 202-551-7967 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Life Sciences